ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-178960

Dated May 10, 2012

ETRACS

ETRACS NATURAL GAS FUTURES CONTANGO ETN REPORTED 19.6% GAIN FOR SIX MONTHS ENDED April 30, 2012.

ETRACS Natural Gas Futures Contango ETN (Ticker: GASZ), linked to the ISE Natural Gas Futures Spread™ Index (the “Index”), reported a return of 19.62% for the six-month period ending on April 30, 2012.

According to Bloomberg data, the ETRACS Natural Gas Futures Contango ETN has significantly outperformed the leading natural gas ETF, the United States Natural Gas Fund (Ticker: UNG), year-to-date, during the six-month period ending on April 30, 2012 and since the first day that both products could be purchased on an exchange.

Ticker	YTD Total Return*	6-Month Total Return*	Total Return Since 6/16/2011*^
GASZ	13.42%	19.62%	23.20%
UNG	-35.25%	-54.07%	-63.08%

Source: Bloomberg, 4/30/2012

* The intraday values for each security (On Bloomberg: GASZIV Equity <Go> and UNGIV Equity <Go>) were used to calculate the returns

^ The first day that both products could be purchased on an exchange

Source: Bloomberg, 4/30/2012

GASZ is designed to capitalize on potential contango market environments typical to natural gas futures contracts. GASZ offers the potential to profit from the negative roll costs associated with the steepness in the short end of the natural gas futures curve, making it suitable for long-term investment horizons. Securities which fail to address the negative roll costs associated with contango markets lose value over time as investors are forced to repeatedly sell futures contracts at low prices and replace these with higher priced futures contracts.

As an ETN, GASZ also benefits from the elimination of index tracking error and avoids the tax administration burden associated with K-1 forms1. However, ETRACS ETNs are subject to investor fees, and therefore, the return on the ETNs will always be less than the return on a direct investment in the Index.

About the ISE Natural Gas Futures Spread™ Index

The ISE Natural Gas Futures Spread™ Index, through a series of investments in natural gas sub-indices, effectively provides short exposure in front month natural gas futures contracts and long exposure in mid-term natural gas futures contracts. This is achieved by taking a 100% long position in the components of the ISE Short Front Month Natural Gas Futures™ Index, which provides short (or inverse) exposure to the ISE Long Front Month Natural Gas Futures™ Index and an aggregate 100% long position in the components of the ISE Twelfth Month Natural Gas Futures™ Index, ISE Thirteenth Month Natural Gas Futures™ Index and ISE Fourteenth Natural Gas Futures™ Index (33.33% per index), which provides long exposure to the mid-term Henry Hub Natural Gas Futures (NG) futures contracts. The Index is rebalanced monthly before the sub-indices’ roll process to maintain the 1:1 long/short ratio.

CONTACT

Tel.: +1-877-387 2275

etracs@ubs.com

About ETRACS

For further information about ETRACS ETNs, go to http://www.etracs.com.

Exchange Traded Access Securities, ETRACS, are exchange-traded notes (ETNs), an innovative class of investment products offering access to markets and strategies that may not be readily available to investors, and offer unique diversification opportunities in a number of different sectors. ETNs offer:

•	Access to asset classes with historically low correlations to more traditional asset classes
•	Convenience of an exchange-traded security
•	Transparent exposure to a published index

ETRACS ETNs are senior unsecured notes issued by UBS AG (“UBS”), are traded on NYSE Arca, and can be bought and sold through a broker or financial advisor. An investment in ETRACS ETNs is subject to a number of risks, including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETN.

1 Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advsiro about your own tax situation.

www.etracs.com

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/)

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the ETRACS ETNs) with the Securities and Exchange

Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offerings to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect.

© UBS 2012. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. Any third party product based on or in relation to the Index (“Product”) may only be issued upon the prior written approval of the Index Sponsor and upon the execution of a license agreement between the Index Sponsor and the party intending to launch a Product. In no way does the Index Sponsor, endorse or have any other involvement in the issue and offering of a Product. The Index Sponsor makes no representation or warranty, express or implied, to the holders of the Products or any member of the public regarding the advisability of investing in the Product or other financial products generally or in securities particularly, or as to results to be obtained from the use of the Index or from the Product. Past performance of the Index is not necessarily indicative of future results. NEITHER THE INDEX SPONSOR NOR UBS GUARANTEES THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. NEITHER THE INDEX SPONSOR NOR UBS SHALL HAVE ANY LIABILITY FOR ANY DATA INCLUDED THEREIN OR FOR ANY ERRORS, OR OMISSIONS OR INTERRUPTIONS IN THE CALCULATION AND/OR DISSEMINATION OF THE INDEX. NEITHER THE INDEX SPONSOR NOR UBS MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN OR FROM ANY OTHER USE (WHETHER DIRECTLY OR VIA ANY PRODUCT REFERENCED THERETO). NEITHER THE INDEX SPONSOR NOR UBS MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND TO THE EXTENT PERMITTED BY LAW HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE EXTENT PERMITTED BY LAW, IN NO EVENT SHALL THE INDEX SPONSOR OR UBS AG HAVE ANY LIABILITY FOR ANY LOST PROFITS OR PUNITIVE, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. Other marks may be trademarks of their respective owners. All rights reserved.

In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker-dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC.

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